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                                                                  EXHIBIT 5


                          [FULBRIGHT & JAWORSKI LETTERHEAD]



December 30, 1996



TMP Worldwide Inc.
1633 Broadway
New York, New York 10019

Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of TMP Worldwide Inc., a Delaware corporation (the "Company"), relating to 1,080,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), of which 900,000 shares of Common Stock are to be issued and subject to options pursuant to the TMP 1996 Employee Stock Option Plan (the "Employee Plan") and 180,000 shares of Common Stock are to be issued and subject to options pursuant to the TMP Non-Employee Directors Plan (the "Directors Plan") (the Employee Plan and Directors Plan are hereinafter referred to collectively as the "Plans").

         As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Plans and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                  Very truly yours,

                                  /s/Fulbright & Jaworski L.L.P.